Exhibit 99.1

Cohu Reports First Quarter 2015 Operating Results

•	Q1 orders increased 52% sequentially to $92.3 million

•	Q1 sales of $68.1 million are up 5% year over year

•	Q1 non-GAAP adjusted EPS of $0.03; GAAP loss per share of $0.11

POWAY, Calif., April 30, 2015 — Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2015 first quarter net sales of $68.1 million and a GAAP loss of $2.7 million or $0.11 per share. The Company also reported non-GAAP results, with first quarter 2015 income of $0.8 million or $0.03 per share.

GAAP Results (1)

(in millions, except per share amounts)	Q1 FY 2015	Q4 FY 2014	Q1 FY 2014
Net sales	$68.1	$96.2	$64.9

Income (loss)	$(2.7)	$1.3	$(3.4)
Income (loss) per share	$(0.11)	$0.05	$(0.13)

Non-GAAP Results (1)

(in millions, except per share amounts)	Q1 FY 2015	Q4 FY 2014	Q1 FY 2014
Income	$0.8	$10.2	$0.5
Income per share	$0.03	$0.39	$0.02

(1)	On June 6, 2014 the Company announced the completion of the sale of substantially all the assets of its video camera segment, Cohu Electronics and, as a result, the operating results of Cohu Electronics have been presented as discontinued operations and all prior period amounts have been reclassified accordingly. All amounts presented are from continuing operations.

Sales of semiconductor equipment accounted for 93% of fiscal 2015 first quarter sales and microwave communications equipment contributed 7%.

Orders were $92.3 million for the first quarter of 2015 and $60.7 million for the fourth quarter of 2014. Orders for semiconductor equipment were $85.4 million in the first quarter of 2015 compared to $56.0 million in the fourth quarter of 2014. Total consolidated backlog was $99.6 million at March 28, 2015 compared to $75.4 million at December 27, 2014. Cohu expects second quarter 2015 sales to be approximately $81 million.

Luis Müller, President and Chief Executive Officer of Cohu stated, “First quarter sales were 8% above guidance and we delivered better than anticipated profitability on higher shipments of premium handler configurations. Orders increased 52% sequentially driven mainly by strong product momentum in the mobility market, particularly for testing processors and communication devices, and capacity additions for testing high-end server processors and high power LEDs.”

Müller concluded, “We also reached important milestones with acceptance from a top-tier fabless customer of our new Eclipse handler that incorporates our proprietary T-Core thermal technology, secured a design-win at a leading Japanese customer in the automotive IC market, and shipped evaluation units of a new turret handler with advanced vision technology for die and wafer-level package inspection.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on July 31, 2015 to shareholders of record on June 19, 2015. Cohu has paid consecutive quarterly cash dividends since 1977.

Use of Non-GAAP Financial Information:

Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, employee severance costs, goodwill and other asset impairment. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:

Certain matters discussed in this release, including statements regarding expectations of business and market conditions, orders, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, risks associated with acquisitions, inventory, goodwill and other asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

Cohu will be conducting their conference call on Thursday, April 30, 2015 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106

COHU, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended (1)
	March 28, 2015	March 29, 2014 (2)

Net sales	$68,068	$64,864
Cost and expenses:
Cost of sales	46,309	42,664
Research and development	9,629	10,560
Selling, general and administrative	13,835	15,063

	69,773	68,287

Loss from operations	(1,705)	(3,423)
Interest and other, net	6	15

Loss from continuing operations before taxes	(1,699)	(3,408)
Income tax provision (benefit)	1,041	(56)

Loss from continuing operations	(2,740)	(3,352)

Discontinued operations:
Income from discontinued operations before taxes	—	5
Income tax provision	—	—

Income from discontinued operations	—	5

Net loss	$(2,740)	$(3,347)

Income (loss) per share:
Basic:
Loss from continuing operations	$(0.11)	$(0.13)
Income from discontinued operations	—	0.00

Net loss	$(0.11)	$(0.13)

Diluted:
Loss from continuing operations	$(0.11)	$(0.13)
Income from discontinued operations	—	0.00

Net loss	$(0.11)	$(0.13)

Weighted average shares used in computing income (loss) per share:(3)
Basic	25,751	25,123

Diluted	25,751	25,123

(1)	The three-month periods ended March 28, 2015 and March 29, 2014 were each comprised of 13 weeks.
(2)	On June 6, 2014 the Company announced the completion of the sale of substantially all the assets of its video camera segment, Cohu Electronics and, as a result, the operating results of Cohu Electronics have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.
(3)	Potentially dilutive securities were excluded from the per share computations due to their antidilutive effect for all periods presented. The Company has utilized the “control number” concept in the computation of diluted earnings per share to determine whether a potential common stock instrument is dilutive. The control number used is income/loss from continuing operations. The control number concept requires that the same number of potentially dilutive securities applied in computing diluted earnings per share from continuing operations be applied to all other categories of income or loss, regardless of their anti-dilutive effect on such categories. Therefore, no dilutive effect is recognized in the calculation of income from discontinued operations per share for the three months ended March 29, 2014.

COHU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (Unaudited)

	March 28, 2015	December 27, 2014 (1)
Assets:
Current assets:
Cash and investments	$69,719	$72,040
Accounts receivable	67,233	73,646
Inventories	58,371	55,545
Deferred taxes and other	12,622	13,586

Total current assets	207,945	214,817
Property, plant & equipment, net	30,754	31,854
Goodwill	60,326	63,132
Intangible assets, net	31,036	33,087
Other assets	5,421	5,928

Total assets	$335,482	$348,818

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$7,723	$7,445
Other current liabilities	59,023	61,033

Total current liabilities	66,746	68,478
Other noncurrent liabilities	33,849	33,272
Stockholders’ equity	234,887	247,068

Total liabilities & stockholders’ equity	$335,482	$348,818

(1)	Certain prior year amounts have been reclassified to conform with current period presentation.

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 28, 2015	December 27, 2014	March 29, 2014
Income (loss) from operations - GAAP basis (a)	$(1,705)	$2,069	$(3,423)
Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	115	141	75
Research and development	338	501	490
Selling, general and administrative	1,276	1,153	916

	1,729	1,795	1,481
Amortization of intangible assets included in (c):
Cost of goods sold	1,385	1,517	1,645
Selling, general and administrative	390	398	430

	1,775	1,915	2,075
Manufacturing transition and severance costs included in (d):
Cost of goods sold	—	72	—
Research and development	51	77	—
Selling, general and administrative	125	513	846

	176	662	846
Asset impairment included in selling, general and administrative (e)	273	—	—
Impairment of goodwill and other assets (e)	—	5,000	—

Income from operations - non-GAAP basis (f)	$2,248	$11,441	$979

Income (loss) from continuing operations - GAAP basis	$(2,740)	$1,337	$(3,352)
Non-GAAP adjustments (as scheduled above)	3,953	9,372	4,402
Tax effect of non-GAAP adjustments (g)	(450)	(493)	(554)

Income from continuing operations - non-GAAP basis	$763	$10,216	$496

GAAP income (loss) from continuing operations per share - diluted	$(0.11)	$0.05	$(0.13)
Non-GAAP income from continuing operations per share - diluted (h)	$0.03	$0.39	$0.02

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Manufacturing transition costs relate principally to employee severance expenses incurred as a result of moving certain manufacturing activities to Asia as part of our cost reduction efforts and employee severance are costs incurred in conjunction with the termination of certain employees to streamline our operations and reduce costs. Management has excluded these costs primarily because they are not reflective of the ongoing operating results and they are not used to assess ongoing operational performance. Impairments are incurred when specific assets or a reporting units carrying value exceeds its fair value. Management has excluded this item because it is not reflective of the ongoing operating results and because of the infrequent and non-cash nature of this activity. Excluding this data provides investors with a basis to compare Cohu’s performance against the performance of other companies without this variability. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	(2.5)%, 2.2% and (5.3)% of net sales, respectively.
(b)	To eliminate compensation expense for employee stock options, stock units and our employee stock purchase plan.
(c)	To eliminate the amortization of acquired intangible assets.
(d)	To eliminate manufacturing transition and employee severance costs.
(e)	To eliminate the asset impairment charge of $0.3 million recorded by our semiconductor equipment segment in the first quarter of 2015 and $5.0 million for goodwill and other assets recorded by our microwave communications equipment reporting unit recorded in the fourth quarter of 2014.
(f)	3.3%, 11.9% and 1.5% of net sales, respectively.
(g)	To adjust the provision for income taxes related to the adjustments described above based on applicable tax rates.
(h)	Computed using 26,519 and 25,715 diluted shares outstanding for the three-month periods ended March 28, 2015 and March 29, 2014 as the effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since the Company has non-GAAP net income. All other periods presented were computed using number of GAAP diluted shares outstanding for each period.